Exhibit 99.1

AMENDMENT 1

TO

EMPLOYMENT AGREEMENT

On Assignment, Inc. (“OA”), VISTA Staffing Solutions, Inc. (together with its affiliates the “Company”)  and Mark S. Brouse (“Executive”) desire to modify the terms of the “Employment Agreement” entered into between the parties on December 20, 2006 (“Employment Agreement”) and therefore enter into this Amendment 1 to the Employment Agreement (“Amendment 1”).

All capitalized terms set forth below shall have the meanings ascribed to them in the Employment Agreement unless otherwise defined in this Amendment 1.  Effective as of the date of last signature set forth below, On Assignment, the Company and Executive agree to the following modifications to the Employment Agreement:

Section 1.      Employment Term shall be replaced in its entirety with the following provision:

“Employment Term.  Subject to the provisions for earlier termination hereinafter provided, Executive’s employment shall continue for a term commencing upon the Effective Date and ending on December 31, 2010 (the “Initial Termination Date”); provided, that this Agreement shall be automatically extended for one additional year on the Initial Termination Date and on each subsequent anniversary of the Initial Termination Date unless either Executive or the Company elects not to so extend such term by notifying the other Party, in accordance with Section 7 below, of such election not less than sixty days prior to the Initial Termination Date, or any anniversary thereof, as applicable (in any case, the “Employment Period”).”

It is understood and agreed that except as specifically modified herein, all other terms and conditions of the Employment Agreement shall remain in full force and effect.

On Assignment, Inc.		VISTA Staffing Solutions, Inc.

/s/ Peter T. Dameris	7/2/2008	/s/ Kathryn E. Hoffman-Abby	7/2/2008
Peter T. Dameris	Date	Kathryn E. Hoffman-Abby	Date
President & Chief Executive Officer		Executive Vice President

Executive

/s/ Mark S. Brouse	7/2/2008
Mark S. Brouse	Date
President of VISTA Staffing Solutions, Inc.